CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form SB-2 of our report dated June 14, 2006 relating to the financial statements of Hola Communications, Inc. at March 31, 2006, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Peterson & Co., LLP

PETERSON & CO., LLP

San Diego, California
September 1, 2006